                                                                     EXHIBIT 3.2



                                        STATE DEPARTMENT OF ASSESSMENTS
                                                  AND TAXATION
                                              APPROVED FOR RECORD
                                              01/21/98 AT 2:17P.M.


                          GETTY REALTY HOLDING CORP.

                            ARTICLES SUPPLEMENTARY

                               3,000,000 SHARES

         SERIES A PARTICIPATING CONVERTIBLE REDEEMABLE PREFERRED STOCK

            Getty Realty Holding Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: Under a power contained in Section 6.3 of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by unanimous written consent dated January 9, 1998, classified and designated 3,000,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as shares of Series A Participating Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth as follows, which upon any restatement of the Charter shall be made part of Article VI, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof.

                            SERIES A PREFERRED STOCK

            Section (1) Number of Shares and Designation. 3,000,000 shares of Preferred Stock shall be designated as Series A Participating Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), subject, however, to increase or decrease upon further action of the Board of Directors in the future as permitted by the Charter and applicable law.

            Section (2) Definitions. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

            "Affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

            "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

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                                STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 19
/s/ ------------ 1/21/98

[ILLEGIBLE]
this stamp replaces our previous certification system.  Effective 6/95

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            "Call Date" shall have the meaning set forth in paragraph (b) of
Section 5 hereof.

            "Common Stock" shall mean the Common Stock, $.0l par value per share, of the Corporation.

            "Conversion Rate" shall initially mean 1.1312, subject to adjustment pursuant to paragraph (d) of Section 7 hereof.

            "Cumulative Dividends" shall mean all accumulated, accrued and unpaid dividends.

            "Current Market Price" of publicly traded shares of Common Stock or any other class or series of stock or other security of the Corporation or of any similar security of any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing, bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Directors or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Corporation.

            "Distribution" shall have the meaning set forth in paragraph (d)
(iii) of Section 7 hereof.

            "Dividend Payment Date" shall have the meaning set forth in Section 3 hereof.

            "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation The term "`ex' date", when used with respect to any issuance or distribution, means the first day on which the share of Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the


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

market, as the case may be, used to determine that day's Current Market Price.

            "Issue Date" shall mean the date that the Certificate of Merger of Power Test Investors Limited Partnership and PTI Merger L.L.C. into Power Test Investors Limited Partnership is filed with and accepted by the Department of State of the State of New York.

            "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation designated by the Board of Directors over which the shares of Series A Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

            "Parity Stock" shall have the meaning set forth in paragraph (a) of
Section 8 hereof.

            "Permitted Common Stock Cash Distributions" shall mean cash dividends or cash distributions out of current or accumulated funds from operations (as determined by the Board of Directors on a basis consistent with the policies and practices adopted by the Corporation for reporting publicly its results of operations and financial condition), and cash dividends which result in a payment of an equal cash dividend to holders of the Series A Preferred Stock and Parity Stock pursuant to clause (ii) of paragraph (a) of Section 3 hereof.

            "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

            "Series A Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

            "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation.

            "Trading Day", as to any securities, shall mean any day on which such securities are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, on the National Market of NASDAQ or, if such securities are not quoted on

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such National Market, in the securities market in which such securities are traded.

            "Transfer Agent" means American Stock Transfer and Trust Company or such other entity as may be designated by the Board of Directors or their designee as the transfer agent for the Series A Preferred Stock.

            Section (3) Dividends.

                  (a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of assets legally available for that purpose, cumulative dividends in cash in an amount per share of Series A Preferred Stock equal to the greater of (i) $l.775 per annum (measured by the fiscal year of the Corporation) or (ii) the cash dividends declared on the number of shares of Common Stock, or portion thereof, into which a share of Series A Preferred Stock is convertible, during any fiscal year of the Corporation or portion thereof that the Series A Preferred Stock was outstanding, on such date as may be set by the Board of Directors (a "Dividend Payment Date") to holders of record on such date, not more than sixty nor less than ten days preceding such Dividend Payment Date, fixed for such purpose by the Board of Directors (a "Dividend Record Date"). Such dividends shall be cumulative from the Issue Date, whether or not such dividends shall be authorized or there shall be assets of the Corporation legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the Dividend Record Date. The amount of Cumulative Dividends on any share of Series A Preferred Stock, or fraction thereof, at any date shall be the amount of any dividends thereon calculated at the applicable rate to and including such date, whether or not earned or authorized, which have not been paid in cash.

                  (b) If the Series A Preferred Stock is outstanding for less than any full fiscal year of the Corporation, the holders shall be entitled to receive the greater of the amount set forth in clause (i) or (ii) of paragraph
(a) of this Section 3 multiplied by a fraction the numerator of which equals the number of days during such fiscal year that such shares of Series A Preferred Stock were outstanding and the denominator of which is 360. Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be


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authorized or paid or set apart for payment by the Corporation or other distribution of cash or other property authorized or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) the full Cumulative Dividends on all outstanding shares of Series A Preferred Stock and any other Parity Stock of the Corporation shall have been paid or such dividends have been authorized and set apart for payment with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current fiscal year of the Corporation (including any required pursuant to clause (ii) of paragraph (a) of this Section 3) with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Stock.

            Section (4) Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of Junior Stock, the Corporation shall pay to the holders of shares of Series A Preferred Stock $25.00 per share of Series A Preferred Stock plus an amount equal to all Cumulative Dividends (whether or not earned or authorized) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series A Preferred Stock and holders of Parity Stock have been paid this liquidation preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all


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of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Subject to the rights of the holders of any shares of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

                  (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

            Section (5) Redemption at the Option of the Corporation.

                  (a) Shares of Series A Preferred Stock shall not be redeemable by the Corporation prior to January 31, 2001. On and after January 31, 2001, the Corporation, at its option, may redeem shares of Series A Preferred Stock as set forth herein. Shares of Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation at any time on or after January 31, 2001 out of assets legally available therefor at a redemption price payable in cash equal to $25.00 per share of Series A Preferred Stock (plus an amount equal to all Cumulative Dividends, if any, to the Call Date, whether or not earned or authorized, as provided below), so long as the closing price of Common Stock exceeds $22.10 for a period of ten cumulative Trading Days within 90 days prior to the date on which notice of redemption is mailed to holders of Series A Preferred Stock.

                  (b) Shares of Series A Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation. Upon any redemption of shares of Series A Preferred Stock pursuant to paragraph (a) of this Section 5, the Corporation shall pay in cash to the holder of such shares an amount equal to all Cumulative Dividends, if any, to the Call Date, whether or not earned or authorized. Immediately prior to authorizing any redemption of the Series A Preferred Stock, and as


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a condition precedent for such redemption, the Company, by resolution of its
Board of Directors, shall authorize a mandatory dividend on the Series A Preferred Stock payable in cash on the Call Date in an amount equal to all Cumulative Dividends as of the Call Date on the Series A Preferred Stock to be redeemed, which amount shall be added to the redemption price. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issued upon such redemption.

                  (c) If full Cumulative Dividends on all outstanding shares of Series A Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or authorized and set apart for payment, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock and Parity Stock are simultaneously redeemed.

                  (d) If the Corporation shall redeem shares of Series A Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation not less than 30 days nor more than 60 days prior to the Call Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series A Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock; (4) the then-current Conversion Rate; and (5) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the amount of cash necessary to effect such redemption, including all Cumulative Dividends to


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the Call Date, whether or not earned or authorized), (i) except as otherwise provided herein, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series A Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Series A Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares),
(ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, The City of New York, and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series A Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                  As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

            Section (6) Status of Shares. All shares of Series A Preferred Stock which shall have been issued and redeemed, converted or reacquired in any manner by the Corporation shall be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series.


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            Section (7) Conversion. Holders of shares of Series A Preferred
Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, a holder of shares of Series A Preferred Stock shall have the right, at such holder's option, at any time to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of authorized but previously unissued shares of Common Stock obtained by multiplying the number of shares of Series A Preferred Stock to be converted and the Conversion Rate (as in effect at the time and on the date provided for in the last clause of paragraph (b) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this
Section 7; provided, however, that the right to convert shares of Series A Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment upon such redemption under Section 5 hereof.

                  (b) In order to exercise the conversion right, the holder of each share of Series A Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Series A Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                  Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such shares of Series A Preferred Stock being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such


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Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

                  As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with provisions of this Section 7, and any fractional share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Rate in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  (c) No fractional share of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

                  (d) The Conversion Rate shall be adjusted from time to time as follows:


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

                  (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of stock by reclassification of its Common Stock, the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (d) (i) of this Section 7 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                  (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (d) (ii) of this Section 7) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect at the opening of business on the day next following such record date shall be adjusted to equal the rate determined by multiplying (A) the Conversion Rate in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the sum


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

      of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

                  (iii) If the Corporation shall distribute to all holders of its Common Stock any shares of stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (including cash, but excluding Permitted Common Stock Cash Distributions) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in paragraph (d) (ii) of this Section 7 above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under such paragraph (d) (ii) above) (any of the foregoing being hereinafter in this paragraph (d) (iii) called the "Distribution"), then in each such case the Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying (A) the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such Distribution by (B) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below, and the denominator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board resolution), of the portion of the stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (h) below) the record date for the determination of stockholders entitled to receive such Distribution. For the purposes of this paragraph (d) (iii), the distribution of a right or warrant to subscribe or purchase any of the Corporation's securities, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such Distribution of such right or warrant, but also is distributed with shares of Common Stock delivered to a Person converting shares of Series A Preferred Stock after such determination date, shall not require an adjustment of the Conversion Rate pursuant to this paragraph (d) (iii); provided that if on the date, if any, on which a person converting shares of Series A Preferred Stock such person would no longer be entitled to receive such right or warrant with shares of Common Stock (other than as a result of the termination of all such right or warrant), a distribution of such rights or warrants shall be deemed to have occurred and the Conversion Rate shall be adjusted as provided in this paragraph (d) (iii) and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences.

                  (iv) No adjustment in the Conversion Rate shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such rate; provided, however, that any adjustments that by reason of this paragraph (d) (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this paragraph (d) (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Rate for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) of this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Rate, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any taxes that are otherwise payable because of such event.

            (e) If:

                  (i) the Corporation shall authorize a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions to the extent the same constitute Permitted Common Stock Cash Distributions); or

                  (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of stock or any other rights or warrants; or

                  (iii) there shall be any reclassification of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or an issuer or self tender offer by the Corporation for all or a substantial portion of its outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor) or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                  (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Series A Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend; distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                  (f) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of shares of Series A Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

                  (g) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (b) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                  (h) There shall be no adjustment of the Conversion Rate in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Rate pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (i) If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Series A Preferred Stock, the Conversion Rate for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

                  (j) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion or redemption of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Series A Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

            Section (8) Ranking. So long as any shares of Series A Preferred stock are outstanding, the Corporation shall not issue any class or series of stock which would entitle the holders thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock. Any class or series of stock of the Corporation shall be deemed to rank:

                  (a) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

                  (b) junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock")

            Section (9) Voting Rights.

                  (a) The holders of Series A Preferred Stock shall be entitled to vote together with the holders of Common Stock on any matter upon which the holders of Common Stock are entitled to vote. For the purposes of this paragraph, each share of Series A Preferred Stock shall have one vote per share multiplied by the Conversion Rate in effect at the time of the vote.

                  (b) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter of the Corporation or required by the MGCL, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock given in person or by proxy, at any meeting, called for the purpose, or the affirmative vote of all such holders delivered by unanimous written consent, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Charter of the Corporation (including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock) that materially adversely affects the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the holders of the Series A Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Parity Stock or Junior Stock shall not be deemed to materially adversely affect the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the holders of Series A Preferred Stock, and provided further, that if any such amendment, alteration or repeal would materially adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock that are not enjoyed by some or all of the Series A Preferred Stock or other series which otherwise would be entitled to vote in accordance herewith, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of all series similarly affected given in person or by proxy at a meeting duly called for the purpose, or the affirmative vote of all such holders delivered by unanimous written consent, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the shares of Series A Preferred Stock, or the affirmative vote of all such holders by unanimous written consent, which otherwise would be entitled to vote in accordance herewith.

            For purposes of the foregoing provisions of this paragraph (b), each share of Series A Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference, and fractional votes shall be ignored.

                  (c) Nothing contained in paragraph (b) of this Section 9 shall require a vote of the holders of the Series A Preferred Stock (i) in connection with any merger or consolidation in which the Corporation is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares of any class ranking as to distribution rights or liquidation preference senior to the Series A Preferred Stock or (ii) in connection with any merger or consolidation in which the Corporation is not the surviving entity if, as result of the merger or consolidation, the holders of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of the Series A Preferred Stock.

            Section (10) Severability of Provisions. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

            SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

            THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

            FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

            IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 20th day of January, 1998.

ATTEST:                                     GETTY REALTY HOLDING CORP.


/S/ Randi Young Filip                       By: /s/ Leo Liebowitz
---------------------                       -------------------------
Randi Young Filip                              Leo Liebowitz
Secretary                                      President

State of Maryland               [LOGO]                   PARRIS N. GLENDENIN
DEPARTMENT OF ASSESSMENTS                                           Governor
AND TAXATION
Charter Division                                           RONALD W. WINEHOL
                                                                    Director

                                                            PAUL M. ANDERSON
                                                               Administrator



-------------------------------------------------------------------------------
DOCUMENT CODE ____16        BUSINESS CODE __________     COUNTY _______ 74

# D4868915 ______P.A. _________  Religious ___ Close _____ Stock ___ Nonstock

Merging (Transferor) __________________
_______________________________________
_______________________________________
_______________________________________


CODE AMOUNT  FEE REMITTED
____ ______  ____________

10    50     Expedited Fee
     _____
61   _____   Rec. Fee (Arts. of Inc.)
20   _____   Organ. & Capitalization
62    20     Rec. Fee (Amendment)
     _____
63   _____   Rec. Fee (Merger, Consol.)
64   _____   Rec. Fee (Transfer)
66   _____   Rec. Fee (Revival)
65   _____   Rec. Fee (Dissolution)
75   _____   Special Fee
73   _____   Certificate of Conveyance
             ______________________________________
             ______________________________________
             ______________________________________
21   _____   Recordation Tax
22   _____   State Transfer Tax
23   _____   Local Transfer Tax
70   _____   Change of P.O., R.A. or R.A.A.
31   _____   ________ Corp. Good Standing
600                                         Returns
___________________________________________________
52   _____   Foreign Qualification
NA   _____   Foreign Registration
51   _____   Foreign Name Registration
53   _____   Foreign Resolution
54   _____   For. Supplemental Cert.
56   _____   Penalty
50           Cert. of Oral. or Reg.
___________________________________________________

83   _____   Cert. Limited Partnership
84   _____   Amendment to Limited Partnership
85   _____   Termination of Limited Partnership
80   _____   For. Limited Partnership
91   _____   Amend/Cancellation, For. Limited Part.
87           Limited Part. Good Standing.
___________________________________________________
67   _____   Cert. Limited Liability Partnership
68   _____   LIP Amendment - Domestic
69   _____   Foreign Limited Liability Partnership
74           LLP Amendment - Foreign
___________________________________________________
99   _____   Art. of Organization (LLC)
98   _____   LLC Amend, Diss, Continuation
97   _____   LLC Cancellation.
96   _____   Registration Foreign LLC
94   _____   Foreign LLC Supplemental
92                      LLC Good Standing (short)
___________________________________________________

13    25          1     Certified Copy   19pgs
     _____     _________              ___________

             Other ________________________________
TOTAL
FEES   95
     ______        ______ Credit Card

                x  Check           Cash
           ________        _______

__________Documents ____________checks

Approved by: ________[ILLEGIBLE]


Surviving (Transferee)_________________
_______________________________________
_______________________________________
_______________________________________

(New Name)_____________________________
_______________________________________
_______________________________________

   _____   Change of Name
   _____   Change of Principal Office
   _____   Change of Resident Agent
   _____   Change of Resident Agent
           Address
   _____   Resignation of Resident Agent
   _____   Designation of Resident Agent
           and Resident Agent's Address
   _____   Change of Business Code
           ____________________________
   _____   Adoption of Assumed Name
           ____________________________
           ____________________________
           ____________________________
     x     Other Change(s) Classifying authorized
   _____   stock and designating same

           CODE  193
                ______
           ATTENTION:___ABC___________
           ___________________________
           ___________________________
           MAIL TO ADDRESS:___________
           ___________________________
           ___________________________
           ___________________________
           ___________________________


          NOTE:


                            TELEPHONE (410) 767-1350
         Room 809 - 301 West Preston Street - Baltimore, Maryland 21201
              MRS (Maryland Relay Service) 1-800-735-2258 TT/Voice
                               FAX (410) 333-7097
                      web site: http://www.dat.state.md.us